Exhibit 99.1

news

For Release    Immediate


Contacts       (News Media) Jim Rosensteele, SVP, Corporate
                     Communications 317.817.4418
               (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893


                Conseco Announces Closing Agreement with the IRS

Carmel, Ind., September 13, 2004 - Conseco, Inc. (NYSE: CNO) announced today that, pursuant to its application for a pre-filing examination, it has reached a closing agreement with the Internal Revenue Service ("IRS") on the tax treatment of the loss on its investment in Conseco Finance Corp. ("CFC"). Under the terms of the closing agreement, the IRS has agreed with the company's conclusion that the loss should be treated as an ordinary loss for tax purposes, and also agreed that the amount of the loss before reduction of tax attributes, as a result of cancellation of indebtedness income, is $6.7 billion. The IRS did not examine the tax attribute reduction amount. The increased amount of the loss, over and above the original estimate of $5.4 billion, relates to the allocation of the unused net operating losses between CFC and the Company.

This agreement means that future qualifying taxable income can be offset by the loss on CFC. As described in more detail in our June 30, 2004 Form 10-Q, the IRS did not address the question of whether the loss should be treated as a life insurance loss as part of the pre-filing examination. The examination also did not address the Code Section 382 limitation described in our Form 10-Q.

Conseco CEO Bill Kirsch said, "We are pleased that, as expected, the IRS has confirmed that our loss on CFC is ordinary and not capital, and at a dollar amount at least in line with our original expectations."

Conseco Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.


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